Sub-Item 77K:  Change in Independent Registered Public Accounting Firm

The Insured Municipal Income Fund’s (the “Fund”) Audit Committee met on September 24, 2009 to consider the selection of a new independent registered public accounting firm for the Fund for the fiscal year ending March 31, 2010.  Based on the recommendation of the Fund’s Audit Committee and by vote of the Independent Directors, the Board selected the firm of Tait, Weller & Baker LLP (“Tait, Weller”) as the Fund’s independent registered public accounting firm for the fiscal year ending March 31, 2010.  The engagement of Tait, Weller is conditioned upon the right of the Fund, by a vote of a majority of its outstanding voting securities, to terminate such engagement without penalty.

The Fund received a letter dated October 1, 2009 from Ernst & Young LLP (“Ernst & Young”), the prior independent registered public accounting firm, stating that the client-auditor relationship between Ernst & Young and the Fund had ended.

The reports of Ernst & Young on the Fund’s financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the audits of the Fund’s financial statements for each of the two fiscal years ended March 31, 2009 and in the subsequent interim period through October 1, 2009, there were no disagreements (as such term is used in Item 304 of Regulation S-K) with Ernst & Young on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the matter in their report  There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

At no time preceding the engagement of Tait, Weller did the Fund's management consult Tait, Weller regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements, or (ii) any matter that was either the subject of a disagreement or a reportable event, as such terms are defined in Item 304 of Regulation S-K.

The Fund has provided Ernst & Young with a copy of these disclosures and has requested Ernst & Young to furnish a letter addressed to the Commission stating whether it agrees with the statements made by the Fund herein and, if not, detailing the particular statements with which it does not agree. A copy of such letter, dated November XX, 2009, is filed as an exhibit to this Form N-SAR.